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Letter from Seneca Biopharma’s Executive Chairman

GERMANTOWN, Md., September 2, 2020 -- Seneca Biopharma, Inc. (Nasdaq: SNCA), a biopharmaceutical company focused on developing novel treatments for diseases of high unmet medical need, today provided the following letter from Dr. Ken Carter, the Company’s Executive Chairman.

Dear Stakeholders,

Recently, we have received several inquiries from our stakeholders regarding Seneca Biopharma, our legacy programs, and current initiatives. This letter is to respond to these inquiries and provide context regarding the path forward for our company. Before going into detail, however, I want to assure you of the commitment of the management team, the Board of Director, and myself to forging a path forward that will maximize shareholder value.

It has been over a year and a half since I joined Seneca and one of the main driving factors for me joining was a belief in the company’s technologies and the promise they held for patients afflicted by disease. During my first six months as Executive Chairman, I engaged world class consultants to provide an external review of our core technologies, NSI-566 (Stem Cell) and NSI-189 (Small Molecule). Although both technologies showed promise in early clinical studies, the external review revealed that the future development for both posed significant risks and challenges for the Company.

NSI-566

Regarding NSI-566, the result of our Phase 1 and 2 trials seemed to indicate that our stem cell treatment could be a potential therapy for diseases such as ALS and Stroke. I still believe this. Unfortunately, our trials to date have been relatively small and to ultimately receive approval from the FDA to commercialize our treatment, significantly more capital would be needed to execute and report the larger clinical trials necessary for product registration. In addition, the time required to design, enroll, and conduct such trials means that even if the trials were to be ultimately successful, today our treatment would still be several years from commercialization. These facts have impeded our ability to raise sufficient capital to move development of NSI-566 forward in a robust fashion.

NSI-189

On July 25, 2017, we announced top-line results from an exploratory Phase 2 clinical trial examining the efficacy of NSI-189 compared to placebo for the treatment of Major Depressive Disorder. The study did not meet its primary efficacy endpoint and the market had a negative reaction to this news. None-the-less the trial results seemed directionally positive and indicated that a much larger trial might show efficacy. However, a trial of sufficient size would require significantly more capital than we are able access.

In addition to long lead times and a significant capital commitment, neither NSI-566 nor NSI-189 have clear regulatory paths to FDA approval, which significantly increases the overall risk of both assets, especially for a company of Seneca’s size.

Out-Licensing/Sales Strategy

Given the facts outlined above for our legacy programs, we first disclosed in our 2018 Annual Report, which was filed in March of 2019, an Out-Licensing/Sales Strategy to partner or out-license our current technologies to a partner with significantly more resources in terms of both capital and clinical trial experience. To date, we have conducted a broad outreach to over 100 potentially interested development partners in the US, Europe and Asia. Over 25 companies have conducted some level of due diligence on the programs and approximately 10 have executed non-disclosure agreements to engage in confidential diligence, including analysis of preclinical and clinical data, product manufacturing and intellectual property. At the time of this writing, we have ongoing discussions continuing with potential partners on both programs.

A second prong of this approach is to preserve the value in both assets thereby maximizing the value to our possible partner and ultimately our shareholders. To this end, we have continued to: (i) maintain the patent estates underlying both assets, (ii) conduct and finalize ongoing trials and (iii) participate in a Type C meeting with the FDA focused on the design of a Phase 3 clinical study for NSI-566 in ALS patients, based on our belief that our existing Phase 1 and 2 trial results support moving into a Phase 3 clinical trial. We believe that although we presently do not possess the financial resources to undertake the required trials, the actions we are taking will further enhance the value of both NSI-189 and NSI-566 to any potential partner.

Notwithstanding the foregoing, there can be no assurance that we will be successful in our out-licensing/sales efforts.

In-Licensing/Acquisition/Merger Initiative

Simultaneous with our Out-Licensing/Sales Strategy, we have also begun an In-Licensing/Acquisition/Merger Initiative. The goals of this initiative are to transform Seneca through the acquisition of novel technologies that are less capital intensive to develop, have a shorter time to market, and that could yield significant value to our shareholders. We have evaluated over 50 technologies both in the drug development and diagnostic/screening areas. Although we cannot be certain that we will be successful in this initiative, management is hopeful that it will be able to complete a transformative transaction. Successfully completing these types of activities requires significant time, effort, and resources. With the Covid-19 pandemic, some activities have been even more challenging. We are sensitive to the informational needs of our shareholders and have disclosed our initiatives in our SEC filings, but also wanted to provide a current update as we approach the date of our rescheduled annual shareholders meeting.

We ask that our shareholders vote as recommended by our Board of Directors as the voting matters are important in positioning the Company for transformation.

In closing, I would again like to assure you that I am committed to maximizing the value of Seneca and also thank you for your patience and continued support. In the event of any material developments with Seneca or the initiatives and strategies discussed above, we will make the appropriate disclosures and filings with the SEC.

Sincerely,

Dr. Kenneth Carter

Executive Chairman

Seneca Biopharma, Inc.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Seneca’s periodic reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q as well as and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

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